Exhibit 99.1

Contact:

Scott C. Harvard President and CEO (540) 465-9121 sharvard@fbvirginia.com	M. Shane Bell Executive Vice President and CFO (540) 465-9121 sbell@fbvirginia.com

News Release

November 19, 2014

First National Corporation’s First Bank to Acquire Six Branches

Strasburg, Virginia (November 19, 2014) — First National Corporation (the “Company”) (OTCQB:FXNC) the holding company for First Bank (the “Bank”), announced today the signing of an agreement under which the Bank will acquire the branch banking operations of six locations in the Shenandoah Valley and central Virginia regions from Bank of America. The acquired branches in the Shenandoah Valley region are located in Woodstock, Elkton, Staunton and Waynesboro, and the acquired branches in the central Virginia region are located in Dillwyn and Farmville. The transaction will add an estimated $308 million of deposits to the balance sheet of First Bank. The Bank expects the purchase to be completed in the second quarter of 2015, following approval by regulators and satisfaction of customary closing conditions. First Bank intends to hire all current employees of the acquired branches and will take great care to assure a smooth customer service transition.

“We are delighted to announce the expansion of our banking franchise into Virginia markets that complement our recent expansion initiatives and that we believe embrace First Bank’s philosophy that People Matter”, said Scott Harvard, President and CEO. “This transaction provides the opportunity to expand our team with the addition of experienced and talented associates while building scale and efficiencies in an expanded geographic footprint across several contiguous counties. We look forward to serving the needs of our new customers and communities for years to come.”

Headquartered in Strasburg, Virginia, First Bank had $519 million in total assets at September 30, 2014 with 10 retail banking offices. During the second quarter of 2014, the Bank expanded to Staunton, Virginia where it opened First Mortgage, a newly formed mortgage division. In the third quarter of 2014, the Bank opened another mortgage and loan production office in Harrisonburg, Virginia.

First Bank was advised in the transaction by Sandler O’Neill Partners, L.P. as financial advisor and Williams Mullen as legal counsel.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank. First Bank currently offers loan, deposit, trust and investment products and services from a total of 12 office locations located throughout the Shenandoah Valley region of Virginia. Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

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